SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549



                            FORM 8-K



        CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
               THE SECURITIES EXCHANGE ACT OF 1934



 Date of Report (Date of Earliest Event Reported) April 22, 1996



                    THE ROTHCHILD COMPANIES, INC.
     (Exact name of Registrant as specified in its charter)




                             Delaware
         (State or Other Jurisdiction of Incorporation)



    33-0773-A                               65-0110447
(Commission File Number)          (IRS Employer Identification No.)




    102 N.E. 2nd Street, Suite 193, Boca Raton, Florida 33432
            (Address of Principal Executive Offices)



                          (407) 393-7251
                 (Registrant's Telephone Number)




  (Former Name or Former Address, if changed since last report)


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Item 1.   Other Events.

Item 5.   Resignation of Registrant's Directors.

     On or about April 8, 1996, The Rothchild Companies, Inc. (the "Company") completed the transfer of its state of incorporation from Florida to Delaware. Accordingly, the Company is now a Delaware corporation.

     On April 15, 1996, the Board of Directors of the Company and holders of a majority of the outstanding shares of the Company, authorized the Company, by written consent, to take a series of actions related to its authorized and outstanding stock.

     The Company will, on April 30, 1996 (the Record Date and the Effective Date), effect a one-for-twenty (1-for-20) reverse stock split of the Company's Common Stock, pursuant to which each twenty
(20) shares of the Company's Common Stock outstanding immediately prior to the Effective Date will be converted on the Effective Date into one (1) share of the Company's Common Stock. No fractional shares will be issued and stockholders who would be entitled to receive fractional shares because they held a number of shares not evenly divisible by twenty, will be entitled to receive, in lieu of such fractional shares, a cash payment at a price equal to the average bid price of the common stock maintained by broker-dealers on the NASD OTC Bulletin Board on the Effective Date, upon presentation to the Company's transfer agent of certificates representing the shares. In connection with the reverse split, the Company maintained the par value of its common stock at $.001 par value per share, and the total number of shares of common stock authorized to be issued by the Company remains unchanged at 20,000,000 shares.

     The number of the issued and outstanding shares of the Company's common stock after the reverse split will be 1,000,000 shares.

     Moreover, David A. Carter resigned as an officer and director of the Company, and Frank R. Bauer has been appointed as a director of the Company. Additionally, Mr. Bauer has been appointed as Secretary and Treasurer of the Company.


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                            SIGNATURES


     Pursuant to the requirement of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                THE ROTHCHILD COMPANIES, INC.



                                BY: /s/ Norman H. Becker
                                   Norman H. Becker, President



Dated:  April 22, 1996


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